EXHIBIT 17.2

WRITTEN CONSENT OF DIRECTORS

TO CORPORATE ACTION WITHOUT MEETING

OF PHILUX GLOBAL GROUP INC.

(f/k/a PHI GROUP, INC.)

A Wyoming corporation

The undersigned members of Board of Directors of Philux Global Group Inc. (f/k/a PHI GROUP INC.), a Wyoming corporation (the “Company”), constitute a quorum and by their signatures below, hereby approve the following resolutions and consent to their adoption, without a formal meeting of that Board of Directors (the “Board”), pursuant to Title 17-16-821 of the Wyoming Statues on this 1st day of July 2023.

WHEREAS, on June 30, 2023, Mr. Tam Bui, a member of the Board of Directors and Chief Operating Officer of the Company submitted a letter to resign from his positions as a Member of Board Directors and Chief Operating Officer of the Company effective July 1, 2023 due to his other commitments that have become too great for him to be effectively and able to continue with these positions;

WHEREAS, it deems to be in the best interests of the Company and its shareholders to appoint Mr. Steve Truong as a new member of the Board of Directors to fill the vacancy due to Mr. Tam Bui’s departure and to assist in the corporate governance and management of the Company.

NOW, THEREFORE, BE IT RESOLVED that this Company accept the resignation of Mr. Tam Bui as a member of the Board of Directors and Chief Operating Officer of the Company effective July 01, 2023.

FURTHER RESOLVED that this Company appoint Mr. Steve Truong to serve as a member of the Board of Directors effective July 01, 2023 until the next general meeting of the Company’s shareholders.

FURTHER RESOLVED that in addition to and without limiting the foregoing, each officer of the Company be and hereby is authorized and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as such officer may deem necessary, appropriate or in the best interests of the Company to effectuate the intent of the foregoing resolutions and the transactions contemplated thereby (as conclusively evidenced by the taking of such actions or the execution and delivery of such instruments and documents, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company.

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By their signature(s) below, the above resolutions have been duly authorized and adopted by the Company’s Board of Directors.

Dated: July 01, 2023

/s/ Henry Fahman
Henry Fahman, Director

/s/ Frank Hawkins
Frank Hawkins, Director

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